Exhibit 4(c).12a

Chief Executive Employment

Agreement

Westpac Banking Corporation

ABN 33 007 457 141

David Raymond Morgan

Allens Arthur Robinson

The Chifley Tower

2 Chifley Square

Sydney NSW 2000

Tel 61 2 9230 4000

Fax 612 9230 5333

www.aar.com.au

© Copyright Allens Arthur Robinson 2003

Chief Executive Employment Agreement

Table of Contents

1.	Interpretation

2.	Engagement and Term of Employment
2.1 Engagement and Term
2.2 Condition precedent

3.	Duties
3.1 Duties
3.2 Review

4.	Remuneration
4.1 Fixed remuneration
4.2 Short Term Incentive
4.3 Long Term incentive
4.4 Sundry benefits

5.	Pre-existing benefits
5.1 Superannuation
5.2 Stock Appreciation Rights
5.3 Preservation
5.4 Leave

6.	Termination of Employment
6.1 Death or Total and Permanent Disablement
6.2 Resignation with Board consent and Termination without Cause
6.3 Resignation or retirement without Board consent
6.4 Termination for Cause
6.5 Termination for poor performance
6.6 No Disparaging Statements
6.7 Survival of obligations
6.8 Return of Bank Property
6.9 Set-off
6.10 Resignation as Director

7.	No Mitigation

8.	Reorganisation or business transfer
8.1 Amalgamation or reconstruction
8.2 Sale or transfer of business

9.	Entire Agreement

10.	Waiver of Breach

11.	Notices

12.	Governing Law

Schedule 1(clause 3.1(c))

Schedule 2 (clause 4.3)

i

Schedule 3 - (clause 5.1)

ii

Date        14 August, 2003

Parties

1.                             WESTPAC BANKING CORPORATION (ABN 33 007 457 141) of 60 Martin Place, Sydney 2000 in the State of New South Wales (Bank)

2.                             DAVID RAYMOND MORGAN of C/- Level 27, 60 Martin Place, Sydney, 2000 in the State of New South Wales (Executive)

Recitals

A                            Effective 1 March 1999, the Executive was appointed as the Managing Director and Chief Executive Officer of the Bank for a term of 5 years.

B                              The Bank has requested the Executive, and the Executive has agreed, to extend the term of his appointment for period to expire on 31 December 2007, on and subject to the terms of this Agreement.

Operative Provisions

1.             Interpretation

1.1           In this Agreement, unless the context or subject matter otherwise indicates or requires:

Board means the directors of the Bank from time to time, acting as a Board.

Business Day means a day, other than a Saturday, Sunday or public holiday, on which the Bank is open for business in Sydney.

Cause, in relation to the Executive, means:

(a)          being convicted of, or pleading guilty to an allegation of, any crime;

(b)         any serious breach of this Agreement;

(c)          wilful and continued failure to perform substantially his duties with the Bank or material breach of this Agreement (other than any such failure or breach occasioned by physical or mental illness, Total and Permanent Disablement or absence on approved leave) after a demand for substantial performance or compliance has been given to the Executive by or on behalf of the Bank which specifically identifies the manner in which the Bank believes the Executive has not substantially performed his duties, or the breach, and which provides the Executive with a reasonable opportunity to remedy such failure or breach;

(d)         engaging in dishonest or fraudulent conduct, or wilful misconduct, in carrying out his duties with the Bank;

(e)          committing an act of bankruptcy, becoming bankrupt, or entering into any composition or arrangement with his creditors generally; or

(f)            engaging in conduct or actions in his personal or business life which in the reasonable opinion of the Board significantly harm the reputation or damage the good name or image of the Bank

Long Term Incentive means the benefits provided under clause 4.3.

Notice of Termination means a written notice given to the Executive by or on behalf of the Bank stating that:

(a)               the Board, by an affirmative vote of not less than a majority of the directors present and voting at a validly constituted meeting of the Board, has determined that the Executive has engaged in conduct which constitutes Cause; and

(b)              the Executive’s employment is to terminate on the date stated in such notice.

Performance Criteria means the criteria to be determined by the Board, acting reasonably, pursuant to clause 3.2.

Securities Agreement means the agreement to be made between the Bank and the Executive in relation to the grant of certain securities, the terms of which are more particularly described in Schedule 2 to this Agreement.

Sickness Determination means a determination by the Board that the Executive’s employment should terminate due to sickness, which may be made if the Executive has been unable to perform his duties under clause 3.1 for a continuous period of 6 months due to illness, injury, or other physical or mental incapacity.

Superannuation Fund means the Westpac Staff Superannuation Plan.

Term means the term of the Executive’s employment pursuant to clause 2.1.

Total and Permanent Disablement means permanent physical or mental incapacity that, in the reasonable opinion of the Board based on a full medical report and a certificate to that effect from each of at least 2 registered medical practitioners, is likely to result in the Executive being incapable of continuing to perform the Executive’s duties as Managing Director and Chief Executive Officer of the Bank, and the expression Totally and Permanently Disabled has a corresponding meaning.

1.2       Headings in this Agreement are for convenience only and do not affect its interpretation.

1.3       Unless the contrary intention appears, reference to a gender includes all genders and the singular includes the plural and vice versa.

1.4       A reference to any legislation or to a provision of any legislation includes any modification or re-enactment of it, any legislative provision substituted for it and all regulations and statutory instruments issued under it.

1.5       Reference to a clause, paragraph or schedule is a reference to a clause or paragraph of or a schedule to this Agreement, as amended from time to time.

1.6       Where any word or phrase in this Agreement is given a definite meaning, any part of speech or other grammatical form of that word or phrase has a corresponding meaning.

1.7       Words and phrases defined in the Securities Agreement shall have the same meaning when used in this Agreement, unless the context requires otherwise.

2.             Engagement and Term of Employment

2.1          Engagement and Term

Subject to the satisfaction of the condition precedent in clause 2.2:

(a)                    the Bank shall continue to employ the Executive as Managing Director and Chief Executive Officer of the Bank, and the Executive will continue to serve the Bank, on and subject to the terms of this Agreement; and

(b)                   the term of the Executive’s employment under this Agreement shall continue from 1 March 2004 and, subject to clause 6, shall end on 31 December 2007 at which time the Executive will cease full-time employment with the Bank.

2.2          Condition precedent

The terms of this Agreement shall not become binding upon the parties unless and until the grant of Securities under the Securities Agreement, and the allotment of Shares to be issued upon the exercise of those Securities, have been approved by a resolution of shareholders of the Bank for the purposes of Listing rules 10.14 and 10.15A, and the entry by the Bank into the Securities Agreement is approved by an ordinary resolution of shareholders of the Bank for the purposes of section 208 of the Corporations Act.

3.             Duties

3.1          Duties

During the Term the Executive shall:

(a)                    serve as the Bank’s Managing Director and Chief Executive Officer and shall have such duties and responsibilities as are assigned to him from time to time by the Board;

(b)                   report directly to the Chairman of the Board and shall be accountable to the Board for the performance of his duties and responsibilities; and

(c)                    conduct himself in a lawful and ethical manner and abide by all relevant employee     obligations and policies of the Bank, each as more particularly described in Schedule 1 to this Agreement.

3.2          Review

The performance of the Executive will be subject to review annually (in or about October) and at any other time determined by the Board or its delegate, against Performance Criteria, which will:

(a)                    be determined by the Board, acting reasonably, after consultation with the Executive;

(b)                   be notified in writing to the Executive before 1 March 2004 and before 1 October in each year during the Term; and

(c)                    apply, in the case of the first such determination, for the period l March 2004 to 30 September 2004 and, in the case of each subsequent determination, from l October for the ensuing 12 months.

The performance criteria may include:

(i)	financial criteria, which may or may not be aligned to short term incentive criteria;
(ii)	implementation of business and strategic plans of the Bank;
(iii)	compliance with the reasonable directions of the Board;
(iv)	compliance with applicable corporate governance standards;
(v)	provision of effective leadership of the Bank;
(vi)	effective management of direct reports;
(vii)	maintenance of confidence and good sentiment of investment markets; and
(viii)	willingness and ability to rectify any other material deficiency in performance reasonably notified by the Board.

4.             Remuneration

During the Term, the Executive shall be entitled to receive the following remuneration. The Executive will not be entitled to directors fees in addition to this remuneration.

4.1          Fixed remuneration

The Bank shall pay to the Executive an annual amount of $1.7 million being fixed employment cost comprising salary payable in fortnightly instalments (commencing on 4 March 2004), and annual leave loading. The Executive may elect to sacrifice salary to obtain additional superannuation benefits by making additional contributions up to 8% of salary under the terms of the Superannuation Fund and/or up to 2 motor vehicles, in accordance with the Bank’s policies from time to time, calculated after tax adjustments. The fixed employment cost will not vary during the Term.

4.2          Short Term Incentive

The Bank shall pay to the Executive an annual short term incentive payment determined by the Board after applying performance measurement processes determined by the Board, but not inconsistent with those applying prior to the commencement of the Term comprising an economic profit target and a score card of non-financial items. The target level of the short term incentive amount shall be a percentage of fixed employment cost, being:

(a) 100% for the period to 30 September 2004;

(b) 110% for the period to 30 September 2005;

(c) 120% for the period to 30 September 2006;

(d) 130% for the period to 30 September 2007,

and the Board may determine a short term incentive amount in respect of the Executive’s performance in any year between 0% and 200% of the target level. Performance measurement processes determined prior to the commencement of the Term for the period to 30 September 2004 will continue to apply for that period under this Agreement.

4.3          Long Term incentive

The Bank agrees with the Executive that it will submit to the general meeting of the Bank to be held in December 2003, and recommend for approval by shareholders a proposal to grant to the Executive certain securities more particularly described in Schedule 2 to this Agreement.

The Executive acknowledges that the Executive’s rights in relation to those securities, if approved by shareholders, shall be determined solely and exclusively in accordance with the Securities Agreement.

4.4          Sundry benefits

The Bank agrees that the Executive shall also be entitled to the following benefits during the Term:

(a)                    reimbursement by the Bank of all reasonable expenses and disbursement (including reasonable entertainment costs, home telephone, facsimile and business computer costs, and the costs for the Executive’s wife to accompany him on Bank-related business travel) incurred by the Executive in carrying out his duties and responsibilities under this Agreement, and for which the Executive has provided evidence as reasonably required by the Bank, in accordance with the Bank’s policies from time to time;

(b)                   at the Bank’s expense, death and total and permanent disability insurance cover of $2 million;

(c)                    annual health assessment; and

(d)                   a car and driver as required.

5.             Pre-existing benefits

5.1          Superannuation

The Executive will be entitled to benefits under the Superannuation Fund in accordance with Schedule 3 and the defined benefit rules of the Superannuation Fund.

5.2          Stock Appreciation Rights

The Executive and the Bank agree that the incentive award payable in respect of 500,000 stock appreciation rights granted by the Bank to the Executive in 1997 at a notional price of $7.89 each, will become payable by the Bank (net of any applicable taxes) to the Executive on the earlier of:

(a)          1 September 2007;

(b)         the date on which the Executive requests the award to be paid;

(c)          the date on which the Executive’s employment is terminated by the Bank; and

(d)         the date on which the Executive otherwise ceases to be a full-time employee of the Bank.

The pre-tax amount of that award will be included in the superannuation salary of the Executive under the Superannuation Fund for the period of one year ending on the date that the award is paid (Relevant Period), in accordance with Schedule 3.

In lieu of a member’s contribution to the Superannuation Fund by the Executive in respect of the pre-tax amount of that award the Bank will deduct from the payment of the award under this clause,

or (if requested by the Executive) from any other amount payable by the Bank (but not the Superannuation Fund) to the Executive, an amount equal to the aggregate of 5% of the pre-tax amount of the incentive award and interest on that amount for a period of one year at the credited interest rate or rates applicable under the Superannuation Fund during the Relevant Period.

5.3          Preservation

The amount of the Executive’s superannuation benefits under the Superannuation Fund and the stock appreciation rights incentive award payable to the Executive will not be affected by anything in clause 6 of this Agreement.

5.4          Leave

The Executive shall be entitled to:

(a) 4 weeks annual leave;

(b) long service leave as provided by the Westpac Employees’ Award 2002; and

(c) 10 days sick leave in each full calendar year of his employment and a proportionate amount of sick leave where he is not employed for the whole of the calendar year.

6.             Termination of Employment

6.1          Death or Total and Permanent Disablement

The Executive’s employment, and the Term, shall terminate on the earlier to occur of:

(a) 31 December 2007;

(b) the date the Executive dies or is Totally and Permanently Disabled; and

(c) a Sickness Determination,

in which event the Executive, or the Executive’s estate, as the case may be, shall be entitled to:

(d)         any fixed remuneration, as described in clause 4.1, that has accrued as at that date but which is unpaid;

(e)          any short term incentives, as described in clause 4.2, awarded but unpaid (including any component of any such incentive the payment of which had been deferred) on or prior to that date;

(f)            reimbursement of reasonable business expenses, as described in clause 4.4(a), incurred prior to that termination;

(g)         (if the Executive dies or is Totally and Permanently Disabled or if a Sickness Determination is made before 31 December 2007) exercise, in accordance with the Securities Agreement, all Long Term Incentive elements previously granted, which are exerciseable pursuant to the terms of the Securities Agreement;

(h)         any insurance payable to the Executive or the Executive’s estate; and

(i)             if the Executive is Totally and Permanently Disabled, or if a Sickness Determination is made, an additional payment at the discretion of the Board.

6.2          Resignation with Board consent and Termination without Cause

If, prior to 31 December 2007:

(a) the Executive resigns with the consent of the Board; or

(b) the Bank terminates the Executive’s employment for any reason other than for Cause or poor performance,

the Executive shall be entitled to:

(c)          an amount in lieu of notice equal to the fixed remuneration the Executive has received under clause 4.1 during the immediately preceding 6 months;

(d)         an amount equal to the sum of:

(i)             the fixed remuneration he would otherwise have received under clause 4.1 during the 6 months from but excluding, the Last Employment Date, or (if lesser) the period from the Last Employment Date to 31 December 2007; and

(ii)          the last annual short term incentive amount awarded and paid or deferred under clause 4.2 before the Last Employment Date, reduced pro rata if the period from the Last Employment Date to 31 December 2007 is less than 12 months.

(e)          exercise, in accordance with the Securities Agreement, all Long Term Incentive elements previously granted, which are exerciseable pursuant to the terms of the Securities Agreement;

(f)            any fixed remuneration described in clause 4.1, which has accrued but which is unpaid.

(g)         any short term incentives, as described in clause 4.2, awarded but unpaid (including any component of any such incentive the payment of which has been deferred) on or prior to the Last Employment Date; and

(h)         reimbursement of reasonable business expenses, as described in clause 4.4(a), incurred on or prior to the Last Employment Date.

6.3          Resignation or retirement without Board consent

If, prior to 31 December 2007, the Executive resigns or retires without the consent of the Board, the Executive shall be entitled to the amounts described in clause 6.1(d), (e) and (f). Long Term Incentive elements which have vested on or before the Last Employment date may be exercised in accordance with the Securities Agreement.

6.4          Termination for Cause

The Bank may terminate the Executive’s employment for Cause prior to 31 December 2007 by delivering a Notice of Termination to the Executive. The Executive’s employment, and the Term, shall terminate on the date stated in that Notice of Termination and the Executive shall only be entitled on that date to the amounts described in clause 6.1(d), (e) and (f). Long Term Incentive elements which have vested on or before the Last Employment date may be exercised in accordance with the Securities Agreement.

6.5          Termination for poor performance

The Bank may terminate the Executive’s employment for poor performance prior to 31 December 2007, assessed against the applicable Performance Criteria following a review pursuant to clause 3.2, in accordance with the following procedure:

(a)          the Bank must give the Executive a notice requiring the Executive to remedy specified material non-compliance with the Performance Criteria within 3 months of the date of that notice;

(b)         if the non-compliance has not been remedied within 3 months, the Bank may deliver a notice to that effect to the Executive, and the Executive’s employment, and the Term, shall terminate on the date stated in that notice; and

(c)          in the case of the first notice given by the Bank under clause 6.5(a), any notice given upon a failure to remedy that non-compliance must specify a termination date not less than 2 months after the date of that notice, and will only be effective if the non-compliance is not remedied within the further 2 month period.

Upon termination for poor performance, the Executive shall be entitled to the amounts described in clauses 6.1 (d), (e) and (f) and 6.2(c) and (d)(i). Long Term Incentive elements which have vested or will vest in accordance with the Securities Agreement may be exercised in accordance with the Securities Agreement.

6.6          No Disparaging Statements

In the event that the Executive’s employment is terminated or otherwise ceases under this clause 6, the Executive shall not at any time publicly denigrate, ridicule or intentionally criticise the Bank, any related body corporate of the Bank or any of their respective directors or of officers including, without limitation, by way of media interviews or the expression of personal views, opinions or judgments to the media. Similarly, neither the Bank nor any of its related bodies corporate nor any of their respective directors or officers shall publicly denigrate, ridicule or intentionally criticise the Executive.

6.7          Survival of obligations

Clauses 4.3, 6.8, 6.9 and 8 and item 5 of Schedule 1, survive the termination of this Agreement.

6.8          Return of Bank Property

On termination of this Agreement, the Executive shall immediately deliver to the Bank all books, documents, papers, materials, credit cards, motor vehicles and other property of the Bank which may then be in the Executive’s possession or under his power or control.

6.9          Set-off

On termination of his employment, the Executive authorises the Bank to set-off against and deduct from all or any amounts payable to the Executive, any amount owing by the Executive to the Bank on any account excluding secured loans. In this clause 6.9, “Bank” includes each related body corporate and associate of the Bank.

6.10        Resignation as Director

The Executive shall resign from any position of director or secretary of the Bank or any related body corporate or associate of the Bank, on the termination of his employment if required to do so by the Board.

7.             No Mitigation

The Executive shall not be required to mitigate the amount of any payments to which he becomes entitled under clause 6 of this Agreement by seeking other employment or otherwise.

8.             Reorganisation or business transfer

8.1          Amalgamation or reconstruction

Notwithstanding clause 6.2, the Executive will have no claim against the Bank in respect of the termination of this Agreement if:

(a)          the Executive’s employment is terminated because of the liquidation of the Bank for the purposes of amalgamation or reconstruction; and

(b)         the Executive is offered employment by the entity resulting from that amalgamation or reconstruction on terms not materially less favourable than the terms of this Agreement.

8.2          Sale or transfer of business

Notwithstanding clause 6.2, the Executive will have no claim against the Bank in respect of the termination of this Agreement if:

(a)          the Executive’s employment is terminated because of the sale or transfer of some or all of the assets of any business of the Bank or any related body corporate or associate of the Bank to an unrelated entity or entities; and

(b)         the Executive is offered employment with the purchaser or transferee of some or all of those assets on terms not materially less favourable, and with responsibilities not materially lesser, than the terms of and responsibilities under this Agreement.

9.             Entire Agreement

This Agreement and the Securities Agreement constitute the full and complete understanding and agreement of the Bank and the Executive with respect to the subject matter of this Agreement and the Securities Agreement and supersedes all prior understandings and agreements as to the employment of the Executive by the Bank (but without affecting the Chief Executive Share Option Agreements dated 26 October 1999 (as amended) and 19 December 2001 many manner whatsoever). This Agreement can only be amended, varied, modified or terminated by the written agreement of the Bank and the Executive.

10.          Waiver of Breach

The waiver by the Bank or the Executive of a breach by the other of any term of this Agreement shall not operate as a waiver of any subsequent breach, whether of the same of some other term, of this Agreement. Any waiver must be in writing and signed by the Executive or by or on behalf of the Bank.

11.          Notices

(a)          Any notice or other communication to be given under or in connection with this Agreement:

(i)                  must be in writing;

(ii)               must be addressed to the addressee: and

(iii)            must be handed to the addressee or left at the address of the addressee, or sent by prepaid ordinary post to the address of the addressee or sent to the facsimile number of the addressee specified in paragraph (b) of this clause 11 or, if the addressee notifies another address or facsimile number, to that other address or facsimile number.

(b)         The address and facsimile number of each party is:

Bank
Address:	Westpac Banking Corporation Level 27 60 Martin Place SYDNEY NSW 2000

Facsimile:	(02) 9226 1234
Attention:	Group Executive, People & Performance (or such other person as notified from time to time).

Executive
Address:	David R Morgan C/- Level 27 60 Martin Place SYDNEY NSW 2000

Facsimile:	(02) 9223 3494

(c)          A notice or other communication takes effect from the time it is received by the addressee unless a later time is specified in that notice or other communication.

(d)         A notice or other communication is taken to be received:

(i)                  in the case of personal delivery, when delivered;

(ii)               in the case of post, on the third Business Day after posting; and

(iii)            in the case of facsimile, on production of a transmission report by the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the addressee.

12.          Governing Law

This Agreement shall be governed by and construed in accordance with the laws for the time being in force in the State of New South Wales.

EXECUTED as an agreement.

SIGNED for and on behalf of WESTPAC

BANKING CORPORATION by the authority
of the Board of Directors by the Chairman of the
Board in the presence of:

Signature of witness	Signature of Chairman

KAREN MILLER	LEONARD ANDREW DAVIS
Name of witness	Name of Chairman

SIGNED by DAVID RAYMOND MORGAN
in the presence of:

Signature of witness	David Raymond Morgan

ILANA ATLAS
Name of witness

Schedule 1(clause 3.1(c))

Set out below are the principles, obligations and policies of the Bank with which the Executive must comply and conduct himself during the Term.

1. Core Business Values

The Bank’s set of core values provide the basis for how it goes about its business of being a great Australian company.

The Bank’s core business values are:

•                      Teamwork;

•                      Integrity; and

•                      Performance.

These values shape the Bank’s decisions and its relationships with all our key stakeholders including customers, shareholders and employees

2. Minimum Shareholding Guidelines

The Executive must comply with the Bank’s Executive Shareholding Guidelines (“Guidelines”), as determined from time to time by either the Board or the Remuneration Committee of the Board from time to time. A copy of the current Guidelines has been provided to the Executive.

3. Executive Conduct

General Conduct

As a member of the executive team the Executive shall be required to:

•                      Act in the Bank’s best interests and use his best endeavours to promote the Bank’s business interests;

•                      Give the whole of his time, ability and attention in normal working hours, or when reasonably required outside those hours (without additional remuneration), to the business and affairs of the Bank and any related body corporate of the Bank.

•                      Faithfully and diligently perform his duties and exercise his powers consistent with his position and any other responsibilities that may be assigned to him from time to time by the Board.

•                      Comply with any reasonable direction given to the Executive by the Chairman of the Board or the Board.

•                      Comply at all time with the Bank’s Code of Conduct.

•                      Disclose to the Board any business interests, activities or decisions which conflict, or may conflict, with the Executive’s duties and responsibilities to the Bank.

•                      Refrain from undertaking or engaging in other business activities (including directorships) or employment, without the prior written consent of the Bank.

•                      Refrain from undertaking or engaging in any business activity or employment outside the Bank that would or may involve the Executive having financial or other dealings with the Bank or any related body corporate of the Bank which may establish some responsibility of the Bank or any related body corporate to another party.

•                      Not accept any payment or benefit in money or in kind from any person or entity as an inducement or reward for any act or forbearance in connection with any manner or business transacted by or on behalf of the Bank.

•                      Maintain a register of the Executive’s investments in the Bank and any related body corporate and disclose details of those investments, and any changes therein, as soon as practicable (but in any event within two Business Days) to enable the Bank to meet its disclosure obligations, including under the ASX Listing Rules.

•                      Maintain and disclose a register of your directorships of companies not related to the Bank or any related body corporate of the Bank and advise details thereof to the Bank as and when the same may reasonably be required by the Bank.

4.             Policies

During the Term, the Executive must at all times observe and foster compliance with the key employment policies of the Bank from time to time, including but not limited to:

•                      Code of Conduct

•                      Insider Trading Policy

•                      Internet Technologies Code of Use

•                      Discrimination and harassment policies

•                      Occupational health and safety policies

•                      Media policies

•                      Privacy policies

The Executive acknowledges that these policies are reviewed by the Bank on a regular basis and may be amended to meet the needs of changing business circumstances and that the Executive has a responsibility to keep himself informed in relation to any such change.

These and other policies are located on the Bank’s intranet site and copies are available on request through the Bank’s Group Executive, People & Performance.

5. Confidential Information and Intellectual Property

Confidential Information

Except in performing his duties to Westpac, the Executive must not use or disclose, either before or after the termination of his employment and/or this Agreement, any confidential information to which he is exposed, or which is disclosed to, or generated by, him in the course of, or in connection with, his employment, including (without limitation):

•             information concerning the business of the Bank or any related body corporate of the Bank or any of their respective customers or any transactions in which a the Bank or any relate body corporate of the Bank any of their respective customers have been or may have been concerned or interested;

•             strategic, business or marketing plans of the Bank or any related body corporate of the Bank or any of their respective customers;

•             any trade secret of the Bank or any related body corporate of the Bank or any of their respective customers; and

•             customer lists and any databases or other records of the Bank or any related body corporate of the Bank,

unless required to do so by applicable law or unless the information is already in the public domain, other than as a result of a breach by the Executive of this Agreement.

Ownership of Intellectual Property

All inventions, improvements or discoveries (Intellectual Property) conceived or created by the Executive, alone or jointly with others, during the course of his employment with the Bank are owned by the Bank. If requested by the Bank, the Executive will execute all documents and take all steps necessary to transfer ownership of any such Intellectual Property to the Bank.

Use and disclosure of Intellectual Property

Except to the extent necessary to fulfil his duties as an employee of the Bank, the Executive must not use or disclose or grant, or purport to grant, any person rights to or in any Intellectual Property, either during or after his employment with the Bank.

Intellectual Property of Third Parties

The Executive must not, in the course of his employment with the Bank, act in any way that infringes the intellectual property rights of any third party.

Whenever the Executive produces any work in the course of his employment with the Bank, which contains intellectual property owned by a third party, the Executive must obtain or cause to be obtained all necessary consents and licences from that third party for use of that intellectual property.

Moral Rights

The Executive consents to all acts or omissions of (or for the benefit of) the Bank which would otherwise constitute a breach of any moral rights the Executive may have in relation to any Intellectual Property or any other subject matter created by the Executive which is connected with his employment with the Bank.

Disclosure

The Executive acknowledges that the terms of his employment, including the substance of this Agreement, will need to be disclosed by the Bank in order to discharge legislative and regulatory obligations and requirements both in Australia and overseas. The Bank will consult with the Executive before making any such disclosure.

Schedule 2 (clause 4.3)

Long Term Incentive

The proposal referred to in clause 4.3 of the Agreement to be submitted to shareholders is as follows:

Date and Number of securities to be granted:

(a)                                  713,000 Performance Options to be granted on 1 March 2004 with a 3 year Performance Period commencing on 1 March 2004;

(b)                                 218,000 Performance Share Rights to be granted on 1 March 2004 with a 3 year Performance Period commencing on 1 March 2004;

(c)                                  713,000 Performance Options to be granted on 1 March 2005 with a 3 year Performance Period commencing on 1 March 2005;

(d)                                 218,000 Performance Share Rights to be granted on 1 March 2005 with a 3 year Performance Period commencing on 1 March 2005;

(e)                                  713,000 Performance Options to be granted on 1 March 2006 with a 3 year Performance Period commencing on 1 March 2006;

(f)                                    218,000 Performance Share Rights to be granted on 1 March 2006 with a 3 year Performance Period commencing on 1 March 2006;

(g)                                 594,167 Performance Options to be granted on 1 December 2006 with a 3 year Performance Period commencing on 1 March 2007;

(h)                                 181,667 Performance Share Rights to be granted on 1 December 2006 with a 3 year Performance Period commencing on 1 March 2007.

3.                                      Type and number of securities to be granted:

The following two types of securities will be granted:

(a)          Performance Options, each being a right to subscribe for or acquire one fully paid ordinary share of the Bank at an exercise price per share equal to the volume weighted average price per share (rounded to the nearest whole cent, with one-half of one cent being rounded down) of all the bank’s shares traded on the Australian Stock Exchange Limited (ASX), excluding all trades identified by the ASX as carrying Off-SEATS Condition Codes and all special market trades, during the one week period up to and excluding the date of grant of the relevant Performance Options; and

(b)         Performance Share Rights each being a right to subscribe for or acquire one fully paid ordinary share of the Bank for no monetary consideration.

No options certificates or share rights certificate will be issued and the securities will be created and evidenced by being inscribed in the Bank’s register of options.

4.             Vesting:

All securities will remain unvested (i.e. are not exercisable) until all conditions, including performance hurdles, have been satisfied.

The number, if any, of Performance Options and Performance Share Rights that will become exercisable will depend primarily on:

(a)          the Bank’s total shareholder return (TSR) at the end of the Performance Period relevant to each grant of securities;

(b)         the Bank’s relative TSR Ranking within a TSR ranking group of 50 other companies; and

(c)          whether or not all other conditions have been met.

Subject to all other conditions being met at that time, the percentage of Performance Options and Performance Share Rights that will vest at the end of the relevant Performance Period applicable to each grant will be:

(i)             if the Bank’s TSR ranking is below the 50th percentile — 0% of the securities will vest;

(ii)          if the Bank’s TSR ranking is at the 50th percentile - 50% of the securities will vest and the remainder will lapse;

(iii)       if the Bank’s TSR ranking is at or above the 75th percentile - 100% of the securities will vest; and

(iv)      if the Bank’s TSR ranking is above the 50th percentile and below the 75th percentile, an additional 2% of the securities will vest for each whole 1% increase above the 50th percentile.

5.             Term of securities:

The Securities shall each have a term of 10 years and, once vested, the latest possible date that those securities may be exercised is the last day of that term.

6.             Early vesting:

The Securities may in certain circumstances vest early in accordance with the Securities Agreement.

7.             TSR ranking group:

For the purposes of determining the Bank’s TSR ranking, the TSR ranking group will be the first 50 bodies corporate of a ‘peer group’ that remain listed on the ASX and which have published sufficient data to enable their respective TSRs to be determined at the relevant date.

The peer group shall be the 100 bodies corporate comprised in the S&P/ASX 200 Index (excluding the Bank and all entities in the property trusts sector of that Index) at the commencement of the performance period applicable to each grant of securities, having the highest market capitalisation at that time and ranked in descending order, from highest to lowest, according to their market capitalisation.

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Schedule 3 - (clause 5.1)

Superannuation

Membership

The Executive will continue to be a member of the Superannuation Fund under Schedule B: Defined Benefit Rules of the Superannuation Fund.

Contribution

The Executive shall contribute to the Superannuation Fund at the rate equal to 5% of the Executive’s superannuation salary from time to time, but the Bank shall meet the cost of that contribution in respect of that part of superannuation salary in respect of the Executive’s year of service that consists of the pre-tax amount of the incentive award payable in respect of the Executive’s stock appreciation rights (SARs) described in clause 5.2.

Superannuation Salary

The Executive’s superannuation salary notified by the Bank to the Trustee shall be calculated on the standard basis used by the Bank for packaged executives, and shall include:

(a)           the annual short term incentive payment determined under clause 4.2;

(b)                                the pre-tax value of the SARs on the basis that the increase operates from the date the Executive requests payment of the SARs incentive award, if so requested prior to the Executive ceasing full-time employment with the Bank, or otherwise from the date 1 year prior to the date the Executive ceases full-time employment with the Bank.

Benefits

The superannuation benefits of the Executive under the Superannuation Fund shall be determined solely in accordance with the Trust Deed and the B Rules: Defined Benefit Rules of the Superannuation Fund.